Exhibit T3A.14.1
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION OF
AT&T CAPTIVE FINANCE, INC.
Adopted in Accordance with the Provisions of Section 242 of
the General Corporation Law of the State of Delaware.
     The undersigned, being the Chairman of AT&T CAPTIVE FINANCE, INC., a corporation existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
FIRST: That the Certificate of Incorporation of the Corporation be amended by amending Article I thereof to read in its entirety as follows:
“Article I. The name of the Corporation is AT&T Credit Corporation.”
SECOND: That the aforesaid Amendment was duly adopted by the written consent of all of the Directors of the Corporation and the sole shareholder of the Corporation, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, I have executed this Certificate of Amendment as my voluntary act and deed as of the 29 day of March, 1993. I further declare that the facts stated in this Certificate of Amendment are true and correct.

AT&T CAPTIVE FINANCE, INC.
By:	/s/ Thomas C. Wajnert
Thomas C. Wajnert
Chairman

ATTEST:

/s/ Robert J. Ingato Robert J. Ingato Assistant Secretary